Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Xsilogy, Inc.:

We have audited the accompanying balance sheets of Xsilogy, Inc. (the"Company") as of December 15, 2004 and December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xsilogy, Inc. as of December 15, 2004 and December 31, 2003, and the results of its operations and its cash flows for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Diego, California
March 18, 2005

XSILOGY, INC.
Balance Sheets
As of December 15, 2004 and December 31, 2003
Assets	2004	2003
Cash	$-	$348,832
Accounts receivable, net of allowance for doubtful accounts of $23,403 and
$21,645 at December 15, 2004 and December 31, 2003, respectively	21,650	187,702
Inventories	180,792	165,656
Prepaid expenses and other current assets	30,908	26,522
Total current assets	233,350	728,712
Property and equipment, net	110,191	166,340
Intangibles, net of accumulated amortization of $35,706 and $20,547
at December 15, 2004 and December 31, 2003, respectively	165,760	147,286
Cost-method investment	-	72,000
Other assets, net of accumulated amortization of $55,978 and
$55,978 at December 15, 2004 and December 31, 2003, respectively	7,970	9,716
	$517,271	$1,124,054
Liabilities and Stockholders' Deficit
Liabilities:
Accounts payable	$259,875	$73,290
Accrued liabilities	487,718	140,519
Deferred revenue	74,107	95,926
Notes payable	-	1,294,080
Notes payable to related party	427,637	267,000
Total liabilities	1,249,337	1,870,815
Commitments and contingencies (note 8)
Stockholders' deficit:
Common stock, $0.001 par value. Authorized 190,000,000 shares;
issued and outstanding 36,728,378 and 26,297,917 shares at December 15, 2004 and December 31, 2003, respectively
	36,728	26,298
Additional paid-in-capital	10,059,248	8,687,239
Deferred compensation	(3,749)	(17,578)
Accumulated deficit	(10,824,293)	(9,442,720)
Total stockholders' deficit	(732,066)	(746,761)
	$517,271	$1,124,054
See accompanying notes to financial statements.

XSILOGY, INC. Statements of Operations Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003
	2004	2003

Revenues	$295,858	$607,649
Cost of revenues	102,651	291,161
Gross profit	193,207	316,488
Operating expenses:
Selling, general, and administrative	759,027	1,178,580
Research and development	694,730	768,571
Total operating expenses	1,453,757	1,947,151
Loss from operations	(1,260,550)	(1,630,663)
Other income (expense):
Interest expense	(121,289)	(16,958)
Other income	1,066	99,897
Total other income (expense)	(120,223)	82,939
Loss before income taxes	(1,380,773)	(1,547,724)
Income tax provision	800	800
Net loss	$(1,381,573)	$(1,548,524)
See accompanying notes to financial statements.

XSILOGY, INC.
Statements of Stockholders' Deficit
Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated deficit	Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	507,875	$ 2,600,000	592,160	$5,000,000	18,809,381	$18,810	$379,520	$(97,370)	$ (7,894,196)	$6,764
Conversion of preferred stock to common stock	(507,875)	(2,600,000)	(592,160)	(5,000,000)	4,400,140	4,400	7,595,600	-	-	-
Common stock issued for assets of Graviton	-	-	-	-	3,036,317	3,036	746,964	-	-	750,000
Amortization of deferred compensation	-	-	-	-	-	-	-	31,979	-	31,979
Reversal of deferred compensation	-	-	-	-	-	-	(47,813)	47,813	-	-
Stock issuance in lieu of compensation	-	-	-	-	37,079	37	9,233		-	9,270
Exercise of stock options	-	-	-	-	15,000	15	3,735	-	-	3,750
Net loss	-	-	-	-	-	-	-	-	(1,548,524)	(1,548,524)
Balance, December 31, 2003	-	-	-	-	26,297,917	26,298	8,687,239	(17,578)	(9,442,720)	(746,761)
Amortization of deferred compensation	-	-	-	-	-	-	-	8,439	-	8,439
Reversal of deferred compensation	-	-	-	-	-	-	(5,390)	5,390	-	-
Conversion of notes payable to common stock	-	-	-	-	10,430,461	10,430	1,377,399	-	-	1,387,829
Net loss	-	-	-	-	-	-	-	-	(1,381,573)	(1,381,573)
Balance, December 15, 2004	-	$-	-	$-	36,728,378	$36,728	$10,059,248	$(3,749)	$(10,824,293)	$(732,066)
See accompanying notes to financial statements.

XSILOGY, INC.
Statements of Cash Flows
Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003
	2004	2003
Operating activities:
Net loss	$(1,381,573)	$(1,548,524)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	73,861	99,395
Stock-based compensation	8,439	41,249
Changes in operating assets and liabilities:
Accounts receivable	166,052	(109,436)
Inventories	(15,136)	113,499
Prepaid expenses and other current assets	(4,690)	316
Other assets	(31,887)	30,169
Accounts payable	186,585	(58,388)
Accrued liabilities	362,948	72,379
Deferred revenue	(21,819)	(150,801)
Net cash used in operating activities	(657,220)	(1,510,142)
Investing activities:
Purchases of property and equipment	(2,249)	(44,898)
Proceeds from sale of intangible asset and advance from sale of business from acquirer	150,000	500,000
Net cash provided by investing activities	147,751	455,102
Financing activities:
Proceeds from notes payable	-	1,294,080
Proceeds from notes payable to related party	160,637	105,000
Proceeds from issuance of common stock	-	3,750
Net cash provided by financing activities	160,637	1,402,830
Net increase (decrease) in cash	(348,832)	347,790
Cash:
Beginning of year	348,832	1,042
End of year	$-	$348,832
Supplemental disclosure of noncash financing activities:
Common stock issued upon conversion of notes payable	1,387,829	-
Common stock issued for purchase of Graviton assets	-	750,000
See accompanying notes to financial statements.

XSILOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies and Practices
	(a)	Description of Business

Xsilogy, Inc. (the Company), a Delaware corporation incorporated in January 1999, designs and manages real‑time wireless sensor networks. These networks provide Internet-based remote monitoring of sensor data for a wide range of commercial and industrial applications. Current user applications include industrial and recreational wastewater treatment, chemical, fuel, oil and gas vendor-managed inventory, energy management, and a range of manufacturing processes.

The Company has only a limited operating history and the revenue and income potential of the Company's business and markets are unproven. Further, the markets for wireless Internet products and services are relatively new and rapidly evolving, both technologically and competitively.

	(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, valuation allowances for accounts receivable, inventories and deferred income tax assets. Actual results could differ from those estimates.

	(c)	Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met:

  Persuasive evidence of an arrangement exists;

  Delivery has occurred or services have been rendered;

  The fee for the arrangement is fixed or determinable; and

  Collectibility is reasonably assured.

Sometimes our customer arrangements have multiple deliverables, which may include any combination of monthly Application Service Provider (ASP) services, professional consulting services or equipment sales. We apply the separation provisions of the Emerging Issues Task Force ("EITF") consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". The provisions of EITF Issue No. 00-21 require us to unbundle multiple element arrangements into separate units of accounting when the delivered element(s) has stand-alone value and fair value of the undelivered element(s) exists. When we are able to unbundle the arrangement into separate units of accounting, we apply the accounting policy described above to each unit. If we are unable to unbundle the arrangement into separate units of accounting, we apply the accounting policy described above to the entire arrangement. Sometimes this results in recognizing the entire arrangement fee when delivery of the last element in a multiple element arrangement occurs. For example, if the last undelivered element is a service, we recognize revenue for the entire arrangement fee ratably as the service is performed.

	(d)	Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market.
	(e)	Property and Equipment

Property and equipment, which consists primarily of computer equipment and furniture, is stated at cost and depreciated using the straight‑line method over the estimated useful lives of the assets (3 years for computers and 10 years for furniture).

	(f)	Intangible Assets

Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets with indefinite useful lives are no longer systematically amortized. Instead, such assets are subject to reduction only when their carrying amounts exceed their estimated fair values based on impairment tests established by SFAS 142 that must be made at least annually.  Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

	(g)	Fair Value of Financial Instruments
The carrying amounts of all financial instruments, such as accounts payable and accrued expenses, are reasonable estimates of their fair value because of the short maturity of these instruments.
	(h)	Research and Development Costs

The Company incurs research and development costs associated with designing and developing its current and future products, improving product functionality, expanding compatibility and troubleshooting. All research and development costs are expensed as incurred.

	(i)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)	Impairment of Long-Lived Assets

In accordance with FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", long‑lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(k)	Comprehensive Loss

The Company accounts for its components of comprehensive loss in accordance with SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The only component of comprehensive loss for the Company was its net losses for the periods presented.

(l)	Stock Option Plan

The Company applies the intrinsic‑value‑based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed‑plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock‑Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair‑value‑based method of accounting for stock‑based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic‑value‑based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended. The following table illustrates the effect on net loss if the fair‑value‑based method had been applied to all outstanding and unvested awards in each period.

	From January 1, 2004 through December 15, 2004	Year Ended December 31, 2003
Net loss, as reported	$(1,381,573)	$(1,548,524)
Add stock-based employee compensation expense
included in reported net loss	8,439	41,249
Deduct total stock-based employee compensation
expense determined under fair-value-based method
for all awards	(23,550)	(28,179)
Pro forma net loss	$(1,396,684)	$(1,535,454)

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions at December 15, 2004 and December 31, 2003: dividend yields of 0.0%, risk-free interest rate of 3.78%, expected volatility of 0.0%, and expected life of 7 years.

	(m)	Recently Adopted Accounting Pronouncements

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition"  (SAB No. 104), which codifies, revises and rescinds certain sections of SAB No. 101,  "Revenue Recognition", in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.  The changes noted in SAB No. 104 did not have a material effect on our results of operations, financial position or cash flows.

In November 2002, the EITF issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for the purposes of revenue recognition and how the revenue arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 15, 2003. Xsilogy adopted the provisions of EITF Issue No. 00-21 as of June 15, 2003.

(2)	Going Concern

The Company has experienced net losses in each year since its inception, and has an accumulated deficit of approximately $10.8 million at December 15, 2004. The Company incurred a net loss of approximately $1.4 million and negative cash flows from operations of approximately $579,000 for the period from January 1, 2004 through December 15, 2004.

As a result of these losses and the inability to raise additional financing, on December 15, 2004 the Company sold substantially all of its assets to SYS Technologies ("SYS"), as more fully described in Note 15. In addition to acquiring substantially all of the assets, SYS hired all of the employees and assumed certain liabilities including performing on specified contracts. As a result, there are no ongoing continuing business activities of Xsilogy other than to record and distribute the proceeds from the transaction with SYS.

(3)	Composition of Certain Financial Statement Captions

	December 15,	December 31,
	2004	2003
Inventories:
Raw materials	$77,838	$99,273
Work-in-process	61,768	61,980
Finished goods	41,186	4,403
	$180,792	$165,656
Property and equipment:
Furniture and fixtures	$137,256	$137,256
Computers and software	357,966	355,717
Tenant improvements	3,319	3,319
	498,541	496,292
Less accumulated depreciation	(388,350)	(329,952)
	$110,191	$166,340

(4)	Purchase of Assets

On March 13, 2003 Xsilogy acquired certain tangible and intangible assets used in the business of remote monitoring from Graviton, Inc. in exchange for (i) 3,036,317 shares of Xsilogy common stock representing 10% of Xsilogy's issued and outstanding shares of capital stock immediately after the closing after certain adjustments and (ii) a conditional warrant granting Graviton the right to purchase up to 3,373,686 shares of Xsilogy's common stock, at a price per share equal to the fair market value of such shares of common stock immediately following the closing of the Company's next round of financing, with such number of shares representing 10% of Xsilogy's issued and outstanding shares of capital stock immediately after the grant of the conditional warrant.

For purposes of establishing the price per share for the conditional warrants, the parties stipulated in the warrant agreement that the price be no greater than that price per share of common stock, on a fully-diluted, as converted basis, equivalent to a pre-money valuation of Xsilogy equal to $7.5 million.

Accordingly, for purposes of establishing the purchase price for the acquired assets, management determined that $7.5 million was a reasonable estimate for the fair market value of Xsilogy as it was the result of good faith negotiations by the two parties. Further, since Xsilogy issued 10% of its issued and outstanding shares in exchange for the assets, management determined that the purchase price paid for the acquired assets was $750,000.

In addition to acquiring certain tangible and intangible assets, Xsilogy also received cash in the amount of $1.3 million in exchange for convertible promissory notes issued December 30, 2003 to the Graviton investors with an 8% interest rate and a March 31, 2004 maturity date. The notes contained certain conversion features in the event of non-payment or in the event that Xsilogy completes an equity financing or is acquired and contain default provisions in the event that the notes are not paid when due or if a bankruptcy is commenced by or against the Company.

In March 2004 the holders of the notes extended the maturity date of the notes to September 30, 2004 and then extended the notes again in September 2004 to November 30, 2004. In connection with the transaction described under "Subsequent Events" (see Note 15), these notes were converted into Xsilogy common stock and therefore were not outstanding at December 15, 2004.

The total cost of the acquisition has been allocated to tangible and intangible net assets as follows:

Total Cost Allocation

Existing technology	$553,000
Cost-method investment	72,000
Patents	75,000
Inventories	50,000

Fair value of assets acquired	$750,000

(5)	Intangible Assets

The acquired intangible assets identified in the Graviton asset purchase, which consisted of existing technology and intellectual property are being amortized on a straight-line basis over their estimated useful lives, except for acquired software that was held for sale and ultimately sold (see Note 7). The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 12 years. The acquired intangible assets that make up that amount include intellectual property, which consists of patents of $75,000 (17‑year weighted average useful life), and existing technology of $53,000 (5‑year weighted average useful life). Estimated amortization expense for the next five years is: $15,012 in 2005, $15,012 in 2006, $15,012 in 2007, $10,600 in 2008, and $10,600 in 2009.

The Company incurs legal costs associated with filing patents. Such costs are capitalized as other assets and upon issuance of a patent the associated costs are amortized over the useful life of the patent. The weighted average useful life of patents is approximately 17 years. Aggregate amortization expense for amortizing patent costs was $147 and $147 for the years ended December 15, 2004 and December 31, 2003, respectively. Estimated amortization expense for each of the next five years is $147 per year.

The Company has acquired a number of trademarks on the technology underlying its Internet devices. Costs related to the Company's trademarks have been capitalized as other assets as of December 15, 2004. These costs are being reviewed annually for impairment and adjusted as necessary.

(6)	License Agreement

On August 25, 2003 Xsilogy entered into a Chemical Sensor and Detector License Agreement with Seacoast Sciences Inc. ("Seacoast"), a California corporation formed by some of the scientists who previously worked for Graviton developing chemical sensor technologies. Under the terms of the agreement, Xsilogy granted to Seacoast a royalty bearing, worldwide license, including the right to sublicense subject to certain conditions, to develop, manufacture, have manufactured, use, import, export, offer for sale, and sell licensed products utilizing Xsilogy's chemical sensing technology acquired from Graviton.

In exchange for these license rights, Seacoast issued 10,000 fully paid non-assessable shares of its common stock (equaling 10% of all shares of Seacoast's fully diluted common stock) and granted Xsilogy a warrant for an additional 2% at a fixed price of $.40 per share.   In addition, Seacoast is obligated to (i) pay Xsilogy royalties based on revenues generated by Seacoast and (ii) pay all patent costs to obtain a patent for the intellectual property licensed under the agreement.  Xsilogy received a total of $16,922 in royalties in 2004 under this agreement.  The value placed on this minority investment was $72,000.

In connection with the sale of the assets to SYS (Note 15), SYS made cash advances of $150,000 to Xsilogy prior to the closing. As consideration for these cash advances, Xsilogy transferred the rights in Seacoast to SYS and recorded an advance payment of $78,000 for the sale, which is included in accrued liabilities at December 15, 2004.

(7)	Asset Disposition

On July 17, 2003 Xsilogy entered into an Asset Purchase Agreement ("Agreement") with Soflinx Corporation. Under the terms of the Agreement, Xsilogy sold its Distributed Information Management and Control Software (DIMAC) assets acquired from Graviton in exchange for $500,000. Soflinx agreed to purchase the DIMAC assets "as is" without representation or warranty of any kind. The $500,000 value of the DIMAC assets was included in the intangible assets category of "Existing technology" as discussed in Note 4, "Purchase of Assets". These assets were held for sale when acquired from Graviton and upon the sale, the existing technology was reduced and no gain was recorded.

(8)	Commitments and Contingencies

Leases

The Company leases its office facilities and certain other equipment under noncancellable operating leases. There were no future minimum payments (with initial or remaining lease terms in excess of one year) as of December 15, 2004.

(9)	Notes Payable
Notes payable at December 15, 2004 and December 31, 2003 consists of the following:

	2004	2003

Convertible promissory note principal plus 8% interest due
June 30, 2005 and March 31, 2004, respectively	$ 133,500	$ 133,500
Unsecured promissory note 8% interest due and payable
monthly, principal and unpaid interest due June
30, 2005 and March 31, 2004, respectively	133,500	133,500
Convertible promissory notes principal plus 8% interest due
March 31, 2004	-	1,294,080
Secured promissory notes, 10% interest due and payable
monthly, principal plus unpaid interest due June 30, 2005	160,637	-
Total notes payable	$ 427,637	$ 1,561,080

As of December 31, 2003, the convertible promissory note in the amount of $133,500 and the unsecured convertible promissory note in the amount of $133,500 were both due to mature on March 31, 2004. As of December 15, 2004, these notes had been extended to June 30, 2005.

The convertible promissory notes of $1,294,080 were converted into Xsilogy common stock prior to December 15, 2004 (see Note 4).

(10)	Convertible Preferred Stock

The Company is authorized to issue 10,000,000 shares of convertible preferred stock and have designated 2,000,000 shares as Series A and 592,160 shares as Series B.  At December 31, 2002, the Company had 507,875 and 592,160 shares of Series A and Series B preferred stock outstanding, respectively.

Holders of both Series A and Series B are entitled to dividends, when and as declared by the Company's board of directors out of funds that are legally available, cash dividends at the same rate per share as the holders of common stock. Dividends are payable only when, and if declared by the board and are non-cumulative. Upon any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series A and Series B preferred stock shall be entitled to be paid out of the assets of the Company an amount per share equal to the original issue price plus all declared and unpaid dividends. If assets of the Company shall be insufficient to make payment in full to all holders of Series A and Series B preferred stock, then such assets shall be distributed among the Series A and Series B holders, in pari passu at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Series A and Series B preferred stock, may, at the option of the holder, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined with respect to the stock by multiplying the respective conversion rate then in effect by the number of shares being converted. The conversion rate is determined by dividing the original issue price of each series by one‑fourth of the original issue price.

All of the Series A and Series B preferred stock was converted into common stock at the time of the Graviton asset purchase discussed in Note 4.

(11)	Stock Options

On September 20, 1999, the Company adopted its 1999 Stock Option Plan (the Plan) which provides for granting of 2,000,000 incentive stock options and nonqualified stock options to employees, directors or consultants of the Company. Subsequent to September 1999, the Company amended the Plan to increase the number of options available for grant and in March 2003 amended the Plan again such that the shares available for grant under the Plan are 2,325,000.

 The Plan is administered by the board of directors of the Company and provides that the options granted under the plan will be exercisable at such times and under such conditions as may be determined by the Company's board of directors at the time of grant, not to exceed 10 years from the date of grant. The options generally vest over four years. The terms of the Plan provide for the granting of incentive stock options at an exercise price as determined by the Company's board of directors that is not less than 100% of the fair market value at the date of grant and nonqualified stock options at not less than 85% of the fair market value on the date of grant for a non-employee.

The Company allows options to be exercised early. The shares purchased through early exercise are subject to certain restrictions. The unvested portion of the shares is restricted and will continue to vest over the original vesting schedule. If the shareholder discontinues employment before the shares are fully vested, the Company is entitled to repurchase the unvested shares at the price paid by the shareholder. There were no such repurchases during 2003 or 2004.  At December 15, 2004 and December 31, 2003, there were no restricted shares outstanding. At December 15, 2004, there were 1,275,953 shares available for grant.

The following table summarizes stock option activity for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003:

		Weighted Average Exercise Price
	Shares
Total Outstanding @ 12/31/2002	1,803,875	$ 0.23
Grants	409,375	0.25
Exercises	(15,000)	0.25
Cancellations	(702,000)	0.23
Total Outstanding @ 12/31/2003	1,496,250	0.23
Grants	75,000	0.25
Exercises	-	-
Cancellations	(731,250)	0.24
Total Outstanding @ 12/15/2004	840,000	0.23

The following table summarizes information about common stock options outstanding at December 15, 2004:

	Options Outstanding			Options Exercisable
Range of exercise price	Number outstanding at December 15, 2004	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number outstanding at December 15, 2004	Weighted average exercise price

$ 0.13	160,000	5.45	$ 0.13	200,000	$ 0.13
$ 0.25	680,000	8.08	$ 0.25	218,311	$ 0.25

	840,000			418,311

(12)	Employee 401(k) Profit Sharing Plan

The Company started a retirement plan effective January 1, 2000. Substantially all employees of the Company who have completed six months of eligible service may participate in the "Xsilogy, Inc. 401(k) Profit Sharing Plan." Employees may defer up to 15% of their compensation, subject to certain statutory limits. The Company may make discretionary profit-sharing contributions to the plan each year. Employees must have been employed on the last day of the plan year and have worked at least 1,000 hours in order to be eligible for the profit-sharing contribution. The Company made no profit-sharing contributions in 2004 or 2003.

(13)	Income Taxes
The provision (benefit) for income taxes for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003 consists of the following:

	2004	2003
Current:
Federal	$ -	$ -
State	800	800
Totals	800	800

Deferred:
Federal	-	-
State	-	-
Totals	-	-

Totals	$ 800	$ 800

Significant components of the Company's deferred tax assets as of December 15, 2004 and December 31, 2003 are shown below:

	December 15,	December 31,
	2004	2003
Deferred tax assets:
Accrued vacation	$19,152	$22,832
Allowance for doubtful accounts	10,084	9,327
Inventories	89,191	119,756
Accrued compensation	104,722	-
Net operating loss	4,172,351	3,676,259
Deferred revenue	31,932	41,334
General business credits	307,818	307,818
Other	33,576	23,851
Total deferred tax assets	4,768,826	4,201,177
Deferred tax liabilities:
Depreciation and amortization	(15,202)	(6,210)
Deferred state taxes	(382,532)	(342,482)
Total deferred tax liabilities	(397,734)	(348,692)

Net deferred tax asset	4,371,092	3,852,485
Valuation allowance	(4,371,092)	(3,852,485)
	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  At December 15, 2004 the Company had a net operating loss carry forward available to reduce future taxable income, if any, of approximately $9,697,000 for Federal income tax purposes.  It also had a net operating loss carry forward available to reduce future taxable income, if any, of approximately $9,630,000 for state purposes. The Federal and state net operating loss carry forwards will begin expiring in 2020 and 2010, respectively. The carry forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period.

The expected income tax provision, computed based on the Company's pre-tax income (loss) and the statutory Federal income tax rate of 34%, is reconciled to the actual tax provision reflected in the accompanying financial statements as follows:

	2004	2003
Expected tax provision (benefit) at statutory rates	$(442,943)	$(535,406)
State taxes, net of federal benefit	528	528
Meals & Entertainment	2,350	3,933
Change in valuation allowance	440,865	531,745

Totals	$800	$800

(14)	Related Parties

The Company sold $72,000 and $248,000 in 2004 and 2003 respectively in ASP services to the owner of 100% of the Company's Series B preferred stock which was converted to common stock in March of 2003.

During the period from November 2002 through March 2003, the principal shareholder made cash loans to the Company for working capital needs. These loans were made pursuant to a series of Secured Promissory Notes which provide for, among other things (i) an interest rate of 10%  (ii) a Security Agreement pledging  all of Xsilogy's assets as collateral and (iii) default provisions in the event that amounts are not paid when due and if a default occurs under the security agreement or if the property covered by the security agreement is sold, transferred or otherwise disposed of other than as expressly permitted by the principal shareholder.  These notes amounted to $267,000 and had a maturity date of March 31, 2003.

In April of 2003 these notes were converted into two notes, one unsecured promissory note in the amount of $133,500 and one convertible promissory note in the amount of $133,500 both with an 8% interest rate and a March 31, 2004 maturity date. The convertible promissory note contains certain conversion features in the event of non-payment or in the event that Xsilogy completes an equity financing or is acquired and contains default provisions in the event that the note is not paid when due or if a bankruptcy is commenced by or against the Company.

During the period from June 2004 through October 2004, the principal shareholder made additional cash loans to the Company for working capital needs. These loans were made pursuant to a series of Secured Promissory Notes which provide for, among other things (i) an interest rate of 10%  (ii) a Security Agreement pledging  all of Xsilogy's assets as collateral and (iii) default provisions in the event that amounts are not paid when due and if a default occurs under the security agreement or if the property covered by the security agreement is sold, transferred or otherwise disposed of other than as expressly permitted by the principal shareholder.  These notes amounting to $160,637 had a maturity date of December 31, 2004.

The maturity dates for all related party notes were extended to June 30, 2005 at the time of acquisition discussed in Note 15.

(15)	Subsequent Events

On December 16, 2004, SYS acquired all of the assets and certain liabilities of Xsilogy. The total purchase price consisted of cash consideration of (i) $345,000, (ii) up to approximately $900,000, of which up to $200,000 may be in the form of SYS common stock and the remainder in cash,  may be earned and paid subject to certain milestones to be achieved from the date of closing through June 30, 2005 and (iii) up to a maximum of $3.5 million in additional contingent consideration, of which up to $2.5 million may be in the form of SYS common stock and the remainder in cash, which may be earned and paid in installments upon the completion of certain criteria from the date of closing through June 30, 2009.

In connection with this transaction, the principal shareholder released his security interest in Xsilogy's assets related to the outstanding Secured Promissory Notes.